AGREEMENT AND PLAN OF MERGER

                           by and among

                      CONTOUR MEDICAL, INC.,

                     CONTOUR MERGER SUB, INC.

                               and

                        SCOTT F. LOCHRIDGE

                               and

                      AMERIDYNE CORPORATION

                       As of March 1, 1996

                        TABLE OF CONTENTS

ARTICLE 1.   THE MERGER. . . . . . . . . . . . . . . . . . . .  1

  SECTION 1.1.    Surviving Corporation. . . . . . . . . . . .  1
  SECTION 1.2.    Articles of Incorporation. . . . . . . . . .  1
  SECTION 1.3.    Bylaws . . . . . . . . . . . . . . . . . . .  1
  SECTION 1.4.    Directors. . . . . . . . . . . . . . . . . .  2
  SECTION 1.5.    Officers . . . . . . . . . . . . . . . . . .  2
  SECTION 1.6.    Effective Time . . . . . . . . . . . . . . .  2

ARTICLE 2.   CONVERSION OF SHARES. . . . . . . . . . . . . . .  2

  SECTION 2.1.    AmeriDyne Stock. . . . . . . . . . . . . . .  2
  SECTION 2.2.    Fractional Shares. . . . . . . . . . . . . .  2
  SECTION 2.3.    Exchange of AmeriDyne Stock. . . . . . . . .  3

ARTICLE 3.   REPRESENTATIONS AND WARRANTIES OF
               AMERIDYNE AND THE SHAREHOLDER . . . . . . . . .  4

  SECTION 3.1.    Organization. . . . . . . . . . . . . . . .   4
  SECTION 3.2.    Authorization . . . . . . . . . . . . . . .   4
  SECTION 3.3.    Absence of Restrictions and Conflicts . . .   5
  SECTION 3.4.    Capitalization. . . . . . . . . . . . . . .   5
  SECTION 3.5.    Title to Shares . . . . . . . . . . . . . .   5
  SECTION 3.6.    Financial Statements. . . . . . . . . . . .   5
  SECTION 3.7.    Absence of Certain Changes. . . . . . . . .   6
  SECTION 3.8.    Legal Proceedings . . . . . . . . . . . . .   7
  SECTION 3.9.    Compliance with Law . . . . . . . . . . . .   7
  SECTION 3.10.   AmeriDyne Material Contracts . . . . . . . .  7
  SECTION 3.11.   AmeriDyne Customer Contract. . . . . . . . .  8
  SECTION 3.12.   Tax Returns; Taxes . . . . . . . . . . . . .  9
  SECTION 3.13.   Officers, Directors and Employees. . . . . .  9
  SECTION 3.14.   AmeriDyne Employee Benefit Plans . . . . . .  9
  SECTION 3.15.   Labor Relations. . . . . . . . . . . . . . . 11
  SECTION 3.16.   Insurance. . . . . . . . . . . . . . . . . . 11
  SECTION 3.17.   Title to Properties and Related Matters. . . 11
  SECTION 3.18.   Environmental Matters. . . . . . . . . . . . 11
  SECTION 3.19.   Intellectual Property. . . . . . . . . . . . 12
  SECTION 3.20.   Transactions with Affiliates . . . . . . . . 12
  SECTION 3.21.   Brokers, Finders and Investment Bankers. . . 12
  SECTION 3.22.   Qualification of Shareholder . . . . . . . . 13
  SECTION 3.23.   Billing and Collection Practices . . . . . . 13
  SECTION 3.24.   Disclosure . . . . . . . . . . . . . . . . . 14

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF CONTOUR . . . . 14

  SECTION 4.1.    Organization. . . . . . . . . . . . . . . .  14
  SECTION 4.2.    Authorization . . . . . . . . . . . . . . .  14
  SECTION 4.3.    Absence of Restrictions and Conflicts . . .  15
  SECTION 4.4.    Capitalization of Contour . . . . . . . . .  15
  SECTION 4.5.    Indemnity Claims. . . . . . . . . . . . . .  15
  SECTION 4.6.    Financial Statements. . . . . . . . . . . .  15
  SECTION 4.7.    Legal Proceedings . . . . . . . . . . . . .  16
  SECTION 4.8.    Shares Traded by Affiliates . . . . . . . .  16
  SECTION 4.9.    Disclosure. . . . . . . . . . . . . . . . .  16

ARTICLE 5.   CERTAIN COVENANTS AND AGREEMENTS. . . . . . . . . 16

  SECTION 5.1.    Noncompetition and Nondisclosure. . . . . .  16
  SECTION 5.2.    No Interference . . . . . . . . . . . . . .  17
  SECTION 5.3.    Tax Treatment . . . . . . . . . . . . . . .  17

ARTICLE 6.   OTHER MATTERS . . . . . . . . . . . . . . . . . . 17

  SECTION 6.1.    Tax Opinion . . . . . . . . . . . . . . . .  18
  SECTION 6.2.    Opinion of AmeriDyne's Counsel. . . . . . .  18
  SECTION 6.3.    Material Contracts. . . . . . . . . . . . .  18
  SECTION 6.4.    Resignation Letters . . . . . . . . . . . .  18
  SECTION 6.5.    Employment Agreements . . . . . . . . . . .  18
  SECTION 6.6.    Registration Rights Agreement . . . . . . .  18
  SECTION 6.7.    Indebtedness to Shareholder . . . . . . . .  18

ARTICLE 7.   CLOSING . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 8.   INDEMNIFICATION . . . . . . . . . . . . . . . . . 19

  SECTION 8.1.    Definitions . . . . . . . . . . . . . . . .  19
  SECTION 8.2.    Agreement of Indemnitor to Indemnify. . . .  19
  SECTION 8.3.    Procedures for Indemnification. . . . . . .  20
  SECTION 8.4.    Third Party Claims. . . . . . . . . . . . .  21
  SECTION 8.5.    Other Rights and Remedies Not Affected. . .  22
  SECTION 8.6.    Survival. . . . . . . . . . . . . . . . . .  22
  SECTION 8.7.    Time Limitations. . . . . . . . . . . . . .  22
  SECTION 8.8.    Limitations as to Amount. . . . . . . . . .  22
  SECTION 8.9.    Maximum Liability . . . . . . . . . . . . .  22
  SECTION 8.10.   Subrogation. . . . . . . . . . . . . . . . . 23
  SECTION 8.11.   Payment. . . . . . . . . . . . . . . . . . . 23

ARTICLE 9.   MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . 23

  SECTION 9.1.    Notices . . . . . . . . . . . . . . . . . .  23
  SECTION 9.2.    Disclosure Letters and Exhibits . . . . . .  24
  SECTION 9.3.    Assignment; Successors in Interest. . . . .  24
  SECTION 9.4.    Number; Gender. . . . . . . . . . . . . . .  24
  SECTION 9.5.    Captions. . . . . . . . . . . . . . . . . .  24
  SECTION 9.6.    Controlling Law; Integration; Amendment . .  24
  SECTION 9.7.    AmeriDyne and Contour Knowledge . . . . . .  25
  SECTION 9.8.    Severability. . . . . . . . . . . . . . . .  25
  SECTION 9.9.    Counterparts. . . . . . . . . . . . . . . .  25
  SECTION 9.10.   Enforcement of Certain Rights. . . . . . . . 25
  SECTION 9.11.   Fees and Expenses. . . . . . . . . . . . . . 25

EXHIBITS

Exhibit 6.2    -  Form of Opinion of AmeriDyne's Counsel
Exhibit 6.5(i) -  Employment Agreement with Scott F. Lochridge
Exhibit 6.5(ii)-  Employment Agreement with William Farmer
Exhibit 6.6    -  Registration Rights Agreement
Exhibit 6.7    -  Promissory Note

                   AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of March 1, 1996 (the "Agreement"), by and among CONTOUR MEDICAL, INC., a Nevada corporation ("Contour"), CONTOUR MERGER SUB, INC., a Tennessee corporation and a wholly owned subsidiary of Contour ("Merger Sub"), AMERIDYNE CORPORATION, a Tennessee corporation ("AmeriDyne"), and SCOTT F. LOCHRIDGE, an individual resident of the State of Tennessee and hereinafter referred to as the "Shareholder."

                       W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Contour, Merger Sub and AmeriDyne each have approved this Agreement and the merger (the "Merger") of Merger Sub with and into AmeriDyne upon the terms and conditions contained herein and in accordance with the Tennessee Business Corporation Act (the "TBCA");

     WHEREAS, Contour, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by unanimous written consent in accordance with the requirements of the General Corporation Law of Nevada and the Articles of Incorporation and the Bylaws of Merger Sub; and

     WHEREAS, the Shareholder, as the sole shareholder of AmeriDyne, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by written consent in accordance with the requirements of the TBCA and the Articles of Incorporation and the Bylaws of AmeriDyne;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                            ARTICLE 1.
                            THE MERGER

     SECTION 1.1. SURVIVING CORPORATION. Subject to the provisions of this Agreement and the TBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into AmeriDyne and the separate corporate existence of Merger Sub shall cease. AmeriDyne shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Tennessee. The Merger shall have the effects set forth in the TBCA.

     SECTION 1.2. ARTICLES OF INCORPORATION. The Articles of Incorporation of AmeriDyne shall be the Articles of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with their terms and the TBCA.

     SECTION 1.3. BYLAWS. The Bylaws of AmeriDyne shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the TBCA.

     SECTION 1.4. DIRECTORS. The directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified.

     SECTION 1.5. OFFICERS. The officers of the Surviving Corporation shall consist of the officers of Merger Sub immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified.

     SECTION 1.6. EFFECTIVE TIME. The parties hereto shall cause Articles of Merger ("Articles of Merger") to be properly executed and filed on the Closing Date (as hereinafter defined) with the Secretary of State of the State of Tennessee pursuant to the TBCA. The date and time when the Merger becomes effective pursuant to the TBCA is herein referred to as the effective time (the "Effective Time"). The parties hereto shall cause the Effective Time to be on the Closing Date unless they otherwise agree.

                            ARTICLE 2.
                       CONVERSION OF SHARES

     SECTION 2.1. AMERIDYNE STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

     (a) CONVERSION OF AMERIDYNE STOCK. Subject to Section 2.2, all of the common stock, no par value, of AmeriDyne ("AmeriDyne Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) shares of Contour common stock, $.001 par value per share (the "Contour Stock"), having an aggregate value equal to Two Million One Hundred Thousand Dollars ($2,100,000), plus (ii) Two Hundred Fifty Thousand Dollars ($250,000). For purposes of Section 2.1(a)(i), the value of the Contour Stock shall be determined by reference to the arithmetic average of the daily closing price per share (the "Average Closing Price"), rounded to four (4) decimal places, of the Contour Stock as reported on the NASDAQ SmallCap Market for each of the twenty (20) consecutive trading days ending (and including) the trading day that occurs two (2) trading days prior to (and not including) the Closing Date (as hereinafter defined).

     (b) CONVERSION OF STOCK OF MERGER SUB. Each share of common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.

     (c) CANCELLATION OF TREASURY STOCK. Each share of the AmeriDyne Stock issued and outstanding immediately prior to the Effective Time that is then held in the treasury of AmeriDyne shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

     SECTION 2.2. FRACTIONAL SHARES. No scrip or fractional shares of Contour Stock shall be issued in the Merger. All fractional shares of Contour Stock to which a holder of AmeriDyne Stock immediately prior to the Effective Time would otherwise be entitled at the Effective Time shall be aggregated.
If a fractional share results from such aggregation, then, in lieu of such a fractional share, the number of shares of Contour Stock to which such stockholder shall be entitled shall be rounded up or down to the nearest whole share of Contour Stock.

     SECTION 2.3.  EXCHANGE OF AMERIDYNE STOCK.

     (a) PROCEDURE. From and after the Effective Time, each holder of a certificate or certificates which immediately prior thereto represents outstanding shares of AmeriDyne Stock (the "Certificate" or "Certificates") shall be entitled to receive in exchange therefor, upon surrender to Contour of a Certificate or Certificates duly endorsed in blank and with signature guaranteed by a national banking association or member firm for a national securities exchange, (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Contour Stock to which such holder of AmeriDyne Stock shall have become entitled pursuant to the provisions of Section 2.1(a)(i), and (ii) a check representing the aggregate cash consideration to which such holder shall have become entitled pursuant to Section 2.1(a)(ii) and, as to any fractional share, Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If any portion of the consideration to be received pursuant to Sections 2.1 and 2.2 upon exchange of a Certificate (whether a certificate representing shares of Contour Stock or by check representing any cash payable hereunder) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason thereof or establish to the satisfaction of Contour that such tax has been paid or that such tax is not applicable. From the Effective Time until surrender in accordance with the provisions of this Section 2.3, each Certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and
          2.2. All payments in respect of shares of AmeriDyne Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

     (b) LOST CERTIFICATES. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to such holder of the consideration described in Sections 2.1 and 2.2, to deliver to Contour a bond in such reasonable sum or a satisfactory indemnity agreement as Contour may direct as indemnity against any claim that may be made against Contour or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

     (c) NO TRANSFERS AFTER EFFECTIVE TIME. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of AmeriDyne Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in Sections 2.1 and 2.2.

     (d) UNCLAIMED SHARES. Any shares of Contour Stock or cash due former shareholders of AmeriDyne pursuant to Sections 2.1 and 2.2 hereof that remains unclaimed by such former shareholders for six (6) months after the Effective Time shall be held by Contour and any former holder of AmeriDyne Stock who has not theretofore complied with Section 2.3 (a) shall thereafter look only to Contour for issuance of the number of shares of Contour Stock and other consideration to which such holder has become entitled pursuant to the provisions of Sections 2.1 and 2.2; provided, however, that neither Contour nor any party hereto shall be liable to a former holder of shares of AmeriDyne Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                            ARTICLE 3.
       REPRESENTATIONS AND WARRANTIES OF AMERIDYNE AND THE SHAREHOLDER

     With such exceptions as are set forth in a letter (the "AmeriDyne Disclosure Letter") delivered by AmeriDyne to Contour prior to the execution hereof, AmeriDyne and the Shareholder jointly and severally hereby represent and warrant to Contour as follows:

     SECTION 3.1. ORGANIZATION. AmeriDyne is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. AmeriDyne is duly qualified to transact business, and is in good standing, as a foreign corporation or branch of a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. AmeriDyne has heretofore made available to Contour accurate and complete copies of its Articles of Incorporation and Bylaws, as currently in effect, and has made available to Contour its respective minute books and stock records. The AmeriDyne Disclosure Letter contains a true and correct list of the jurisdictions in which AmeriDyne is qualified to do business as a foreign corporation or branch of a foreign corporation. There are no subsidiaries in which AmeriDyne owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, nor is AmeriDyne a member of any partnership or a participant in any joint venture or similar arrangement. As used in this Agreement, the word "subsidiary", when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

    SECTION 3.2. AUTHORIZATION. AmeriDyne has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by AmeriDyne and the performance by AmeriDyne of its obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of AmeriDyne. The Board of Directors of AmeriDyne has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by AmeriDyne and constitutes the valid and binding agreement of AmeriDyne, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     SECTION 3.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of AmeriDyne, (ii) any AmeriDyne Material Contract (as hereinafter defined),
(iii) any judgment, decree or order of any court or governmental authority or agency to which AmeriDyne is a party or by which AmeriDyne or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to AmeriDyne, so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. Except for the filing and recordation of the Articles of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to AmeriDyne is required in connection with the execution, delivery or performance of this Agreement by AmeriDyne or the consummation of the transactions contemplated by this Agreement by AmeriDyne, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne.

     SECTION 3.4. CAPITALIZATION. The authorized capital stock of AmeriDyne consists of 1,000 shares of common stock, no par value. As of the date hereof, there are 510 shares of AmeriDyne Stock issued and outstanding. Each share of capital stock of AmeriDyne which is outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. Except as set forth in this Section 3.4, there are no shares of capital stock of AmeriDyne outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating AmeriDyne to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities of AmeriDyne or obligating AmeriDyne to grant, extend or enter into any such agreement or commitment.

     SECTION 3.5. TITLE TO SHARES. The Shareholder is the record and beneficial owner of all shares of AmeriDyne Stock to be exchanged pursuant to
Section 2.3 hereof and has, and as of the Effective Time will have, good and marketable title thereto free and clear of all liens, claims, options, charges, encumbrances or rights of others.

     SECTION 3.6.  FINANCIAL STATEMENTS.  AmeriDyne has made available to
Contour: (i) the balance sheet of AmeriDyne as of April 30, 1995, and the related statement of income and retained earnings for the year then ended;
(ii) the balance sheet of AmeriDyne as of April 30, 1994, and the related statement of income and retained earnings for the year then ended; (iii) the balance sheet of AmeriDyne as of April 30, 1993, and the related statement of income and retained earnings for the year then ended (the "1993 Statements"), including in each case the notes thereto, all of which have been audited by Cowart & Rich with the exception of the 1993 Statements; and (iv) the unaudited balance sheet of AmeriDyne as of January 31, 1996, and the related statement of income and retained earnings for the nine-month period then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the "AmeriDyne Financial Statements" and the balance sheet as of January 31, 1996 is hereinafter referred to as the "AmeriDyne Balance Sheet." The books and records of AmeriDyne are maintained on an accrual basis, and the AmeriDyne Financial Statements have been prepared from, and are in accordance with, the books and records of AmeriDyne and present fairly the financial position and results of operations of AmeriDyne as of the dates and for the periods indicated, in each case, in conformity with generally accepted accounting principles, consistently applied. As of the Closing Date, AmeriDyne has no liability or obligation of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than (x) current liabilities and obligations which are recurring in nature and not overdue on their terms, (y) liabilities and obligations reflected and adequately provided for on the AmeriDyne Balance Sheet and (z) liabilities and obligations arising in the ordinary course of business of AmeriDyne since the date of the AmeriDyne Balance Sheet. The AmeriDyne Disclosure Letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) of AmeriDyne exceeding $5,000 in the case of any single loss contingency or $10,000 in the case of all loss contingencies.

     SECTION 3.7. ABSENCE OF CERTAIN CHANGES.

     (a) FINANCIAL MATTERS; PROPERTY; DIVIDENDS. Since the date of the AmeriDyne Balance Sheet, there has not been (i) any material adverse change in the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne, (ii) any damage, destruction, loss or casualty to property or assets of AmeriDyne, whether or not covered by insurance, which property or assets are material to its operations or business, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of AmeriDyne, or any redemption or other acquisition by AmeriDyne of any of the capital stock of AmeriDyne or any split, combination or reclassification of shares of capital stock declared or made by AmeriDyne, or (iv) any agreement to do any of the foregoing.

     (b) OTHER CHANGES. Since the date of the AmeriDyne Balance Sheet, there have not been (i) any losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any material claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the AmeriDyne Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the AmeriDyne Financial Statements, (v) any material guarantees, checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on AmeriDyne's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice,
          (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $2,500 in the aggregate, (viii) any single capital expenditure or commitment in excess of $2,500 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $2,500 for additions to property or equipment, (ix) any material transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing, or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition business or prospects of AmeriDyne.

     SECTION 3.8. LEGAL PROCEEDINGS. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the AmeriDyne Executives (as hereinafter defined), threatened against, relating to or involving AmeriDyne (or any of its officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. All pending or threatened suits, actions, claims, proceedings or investigations relating to or involving AmeriDyne (or any of its officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the AmeriDyne Balance Sheet in accordance with generally accepted accounting principles. AmeriDyne is not subject to any judgment, decree, injunction, rule or order of any court, and, to the best knowledge of the AmeriDyne Executives, AmeriDyne is not subject to any governmental restriction applicable to AmeriDyne, which is reasonably likely
(i) to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne, or (ii) to cause a material limitation on Contour's ability to operate the businesses of AmeriDyne after the Closing.

     SECTION 3.9. COMPLIANCE WITH LAW. AmeriDyne has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and AmeriDyne has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business or its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne.

     SECTION 3.10. AMERIDYNE MATERIAL CONTRACTS. The AmeriDyne Disclosure Letter contains a correct and complete list of the following (hereinafter referred to as the "AmeriDyne Material Contracts"):

     (a) all bonds, debentures, notes, mortgages, indentures or guarantees to which AmeriDyne is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

     (b) all leases to which AmeriDyne is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

     (c) all loans and credit commitments to AmeriDyne which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

     (d) all contracts or agreements which limit or restrict AmeriDyne from engaging in any business in any jurisdiction or limit or restrict others from competing with AmeriDyne in any jurisdiction;

     (e) all agreements and documentation evidencing currently outstanding loans or advances made by AmeriDyne to or on behalf of its customers; and

     (f) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d) or (e) of this Section 3.10, the AmeriDyne Customer Contracts (as hereinafter defined), and the AmeriDyne Benefit Plans (as hereinafter defined) to which AmeriDyne is a party or by which its respective properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $2,500 individually, or which have a fixed term extending more than twelve (12) months from the date hereof and which involve a total commitment or payment by any party thereto of more than $5,000.

     True and complete copies of all AmeriDyne Material Contracts, including all amendments thereto, have been made available to Contour. The AmeriDyne Material Contracts are valid and enforceable in accordance with their respective terms with respect to AmeriDyne and valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case to the extent material to the business and operations of AmeriDyne, and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne, there is not under any of the AmeriDyne Material Contracts any existing breach, default or event of default by AmeriDyne or event that with notice or lapse of time or both would constitute a breach, default or event of default by AmeriDyne, nor does AmeriDyne know of, and AmeriDyne has not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

     SECTION 3.11. AMERIDYNE CUSTOMER CONTRACT. The AmeriDyne Disclosure Letter sets forth a true and complete list of all agreements or contracts pursuant to which AmeriDyne provides goods or services to its customers (the "AmeriDyne Customer Contracts"). AmeriDyne does not provide goods or services to its customers pursuant to verbal or oral agreements or contracts. The AmeriDyne Disclosure Letter sets forth a true and complete list of all customers of AmeriDyne which the AmeriDyne Executives reasonably believe in good faith may terminate their contracts with AmeriDyne or may assert a claim for damages against AmeriDyne as a result of a default by AmeriDyne of its obligations under such contract or for any other reason, other than customer terminations arising in the ordinary course of business consistent with past practices and which do not in any event in the aggregate involve annual revenues of $2,500 or more. The execution, delivery and performance of this Agreement by AmeriDyne and the consummation of the transactions contemplated hereby by AmeriDyne will not, with the passing of time or giving of notice or both, violate or conflict with or constitute a default under or give rise to a termination right under any AmeriDyne Customer Contract except such violations, conflicts and defaults which in the aggregate would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne.

     SECTION 3.12. TAX RETURNS; TAXES. AmeriDyne has duly filed all federal, state, local and other tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The liability for taxes reflected on the AmeriDyne Balance Sheet (excluding any reserve for deferred taxes or portion thereof which is attributable to differences between the timing of income or deductions for tax and financial accounting purposes) is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended April 30, 1995 and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service (the "IRS") or any other taxing authority have been paid, fully settled or adequately provided for in the AmeriDyne Balance Sheet. There are no pending claims asserted for taxes of AmeriDyne or its subsidiaries or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of AmeriDyne for any period. AmeriDyne has made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. AmeriDyne has made available to Contour true, complete and correct copies of its federal income tax returns for the last three (3) taxable years and made available such other tax returns requested by Contour. As used in this Agreement, the term "tax" or "taxes" means all federal, state, county, local and foreign income, excise gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments, together with all penalties and additions to tax and interest thereon.

     SECTION 3.13. OFFICERS, DIRECTORS AND EMPLOYEES. The AmeriDyne Disclosure Letter contains a true and complete list of all of the officers and directors of AmeriDyne specifying their office and annual rate of compensation, and a true and complete list of all of the employees of AmeriDyne as of the date hereof with whom AmeriDyne has a written employment agreement or to whom AmeriDyne has made verbal or oral commitments which are binding on such corporation.

     SECTION 3.14.  AMERIDYNE EMPLOYEE BENEFIT PLANS.

     (a) DEFINITION OF BENEFIT PLANS. For purposes of this Section 3.14, the term "AmeriDyne Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which AmeriDyne or a AmeriDyne ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees or former employees of AmeriDyne or a AmeriDyne ERISA Affiliate, whether formal or informal, whether or not written, including but not limited to the following:

          (1) ARRANGEMENTS - any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

          (2)  ERISA PLANS - any "employee benefit plan" (as defined in
               Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

          (3) OTHER EMPLOYEE FRINGE BENEFITS - any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care or other fringe benefit plans, programs, arrangements, contracts or practices.

     (b) AMERIDYNE ERISA AFFILIATE. For purposes of this Section 3.14, the term "AmeriDyne ERISA Affiliate" means each trade or business (whether or not incorporated) which, together with AmeriDyne, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     (c) IDENTIFICATION OF BENEFIT PLANS. Neither AmeriDyne nor any AmeriDyne ERISA Affiliate maintains, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any AmeriDyne Benefit Plan.

     (d)  MEPPA LIABILITY/POST-RETIREMENT MEDICAL BENEFITS.  Neither
          AmeriDyne nor any AmeriDyne ERISA Affiliate maintains, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under any multi-employer plan. AmeriDyne does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under (i) any plan which provides post-retirement medical or health benefits with respect to employees of AmeriDyne; (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code; (iii) any defined benefit pension plan or money purchase pension plan subject to Title IV of ERISA; or (iv) any plan which provides retirement benefits in excess of the limitations in Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Code.

     (e) EXCESS PARACHUTE PAYMENTS. No payment required to be made to any employee associated with AmeriDyne as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of
          Section 28OG of the Code or be nondeductible under Section 162(m) of the Code.

     (f) STATUTORY BENEFITS. AmeriDyne has, on a timely basis, made all payments, withholdings and filings of any kind required of it by, and has otherwise complied in all material respects with, any applicable law, regulation or administrative order concerning pension, health, welfare, unemployment, workers' compensation or similar benefits administered by any governmental, regulatory or public body.

     SECTION 3.15. LABOR RELATIONS. AmeriDyne is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge involving AmeriDyne pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against AmeriDyne pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the AmeriDyne Executives, threatened against or involving or affecting AmeriDyne, and no NLRB representation question exists respecting any of their respective employees. No grievance or arbitration proceeding is pending against AmeriDyne, and no written claim therefor exists. There is no collective bargaining agreement that is binding on AmeriDyne.

     SECTION 3.16. INSURANCE. AmeriDyne has heretofore provided to Contour a true and complete list of its current insurance coverages, including names of carriers, amounts of coverage and premiums therefor. To the best knowledge of the AmeriDyne Executives, AmeriDyne has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will use its reasonable efforts to maintain such insurance at least through the Effective Time. AmeriDyne has made available to Contour true and complete copies of all insurance policies covering AmeriDyne, its properties, assets, employees and/or operations.

     SECTION 3.17. TITLE TO PROPERTIES AND RELATED MATTERS. AmeriDyne has good and valid title to or valid leasehold interests in its properties reflected in the AmeriDyne Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the AmeriDyne Balance Sheet and (b)(i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, materialmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other similar matters or limitations, if any, which do not have a material adverse effect on AmeriDyne's use of the property affected. Notwithstanding the preceding sentence, AmeriDyne makes no representation or warranty in this Section 3.17 or otherwise regarding the validity of title to any such properties in which AmeriDyne or such subsidiary has only a leasehold interest.

     SECTION 3.18. ENVIRONMENTAL MATTERS. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on AmeriDyne of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against AmeriDyne, which liability or obligation could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. To the best knowledge of the AmeriDyne Executives, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation that could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. AmeriDyne is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation that could reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne.

     SECTION 3.19. INTELLECTUAL PROPERTY. AmeriDyne owns, possesses or has the right to use all franchises, service marks, licenses, patents, trademarks, trade names, copyrights and authorizations which are necessary to the conduct of its business (collectively, the "AmeriDyne Intellectual Property"). To the best knowledge of the AmeriDyne Executives, each of the federal and state registrations pertaining to the AmeriDyne Intellectual Property is valid and in full force and effect. To the best knowledge of the AmeriDyne Executives, all required filings in association with such registrations have been properly made and all required fees have been paid. AmeriDyne owns, or has the right to use pursuant to valid and effective agreements, all AmeriDyne Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, except for such defects in title or other matters which in the aggregate would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. No claims are pending against AmeriDyne by any person with respect to the use of any AmeriDyne Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same and, to the best knowledge of the AmeriDyne Executives, the current use by AmeriDyne of the AmeriDyne Intellectual Property does not infringe on the rights of any third party. The AmeriDyne Disclosure Letter sets forth a list of all jurisdictions in which AmeriDyne is operating under a tradename, and each jurisdiction in which any such tradename is registered.

     SECTION 3.20. TRANSACTIONS WITH AFFILIATES. No shareholder or director of AmeriDyne, or any person with whom any such shareholder or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of AmeriDyne; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of AmeriDyne; or (iii) any property (real, personal or mixed, tangible or intangible), used or currently intended to be used in, the business or operations of AmeriDyne.

     SECTION 3.21. BROKERS, FINDERS AND INVESTMENT BANKERS. Neither AmeriDyne nor any of its officers, directors or employees, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

     SECTION 3.22. QUALIFICATION OF SHAREHOLDER. The Shareholder: (i) is an "accredited investor" within the meaning of Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), and (subject to Exhibit 6.6 hereto) is acquiring the Contour Stock to be issued in the Merger for his own account and not with a view to, or for resale in connection with, any distribution thereof; (ii) understands and acknowledges that the Contour Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of the Shareholder's investment intent as expressed herein; (iii) is able to bear the economic risk of investment in such Contour Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of such Contour Stock; and (iv) understands and acknowledges that such Contour Stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act and that the Certificate representing such Contour Stock will bear a legend restricting transfer unless (A) the transfer is exempt from the registration requirements under the Securities Act any applicable state securities law and an opinion of counsel reasonably satisfactory to Contour that such transfer is exempt therefrom is delivered to Contour or (B) the transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities law.

     SECTION 3.23.  BILLING AND COLLECTION PRACTICES.

     (a) BILLING AND COLLECTION. The current practices and procedures of AmeriDyne with respect to (i) billing on behalf of clients, (ii) receiving and processing Medicare and Medicaid payments due to clients, (iii) holding and transfer of such payments and (iv) the method of determining and collecting the fees received by AmeriDyne for services provided by providers and physicians participating in the Medicare or Medicaid programs are not in violation of the restriction on assignment as set forth in 42 U.S.C. Section 1395g(c), 42 U.S.C. Section 1395u(b) (6) and 42 U.S.C.
  Section 1396(a) (32), and the regulations promulgated thereunder or similar provisions of any state Medicaid program, except for such violations which in the aggregate would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne.

     (b) FRAUD AND ABUSE LAWS. AmeriDyne is not engaged in any activity, whether alone or in concert with one of its clients, which would constitute a violation of any federal laws or the law of any state (including but not limited to (i) federal antifraud and abuse or similar laws pertaining to the Medicare, Medicaid, or any other federal health or insurance program,
  (ii) state law pertaining to Medicaid or any other state health or insurance program, (iii) state or federal laws pertaining to billings to insurance companies, health maintenance organizations, and other managed care plans or to insurance fraud, and (iv) federal and state laws relating to collection agencies and the performance of collection services) prohibiting fraudulent or abusive or unlawful practices connected in any way with the provision of health care services, the billing for such services provided to a beneficiary of any state, federal or private health or insurance program or credit collection services, except for such violations which in the aggregate would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of AmeriDyne. Without limiting the generality of the foregoing, AmeriDyne has not, directly or indirectly, paid, offered to pay or agreed to pay, or solicited or received, any fee, commission, sum of money, property or other remuneration to or from any person which the AmeriDyne Executives know or have reason to believe to have been illegal under (i) 42 U.S.C. Section 1320a-7b(b) or (ii) any similar state law.

     (c) TRUST ACCOUNTS. AmeriDyne is in compliance in all material respects with the applicable trust accounting statutes, rules and regulations of the various states and has sufficient funds deposited in such trust accounts to cover all trust liabilities to clients of AmeriDyne.

     SECTION 3.24. DISCLOSURE. No representation, warranty or covenant made by AmeriDyne in this Agreement, the AmeriDyne Disclosure Letter or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                            ARTICLE 4.
            REPRESENTATIONS AND WARRANTIES OF CONTOUR

     With such exceptions as are set forth in a letter (the "Contour Disclosure Letter") delivered by Contour to AmeriDyne prior to the execution hereof, Contour hereby represents and warrants to AmeriDyne as follows:

     SECTION 4.1. ORGANIZATION. Contour and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Contour and each of its subsidiaries is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Contour taken as a whole.

     SECTION 4.2. AUTHORIZATION. Each of Contour and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Contour and Merger Sub, the performance by Contour and Merger Sub of its respective obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Contour and Merger Sub. The Boards of Directors of each of Contour and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for herein. This Agreement has been duly executed and delivered by each of Contour and Merger Sub and constitutes the valid and binding agreement of Contour and Merger Sub, enforceable against each of Contour and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     SECTION 4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passage of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Contour, (ii) any contract material to the business and operations of Contour,
(iii) any judgment, decree or order of any court or governmental authority or agency to which Contour is a party or by which Contour, any of its subsidiaries or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to Contour, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Contour and its subsidiaries taken as a whole. Except for filing and recordation of the Articles of Merger as required by the TBCA, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Contour is required in connection with the execution, delivery or performance of this Agreement by Contour or Merger Sub or the consummation of the transactions contemplated by this Agreement by Contour or Merger Sub, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Contour and its subsidiaries taken as a whole.

     SECTION 4.4. CAPITALIZATION OF CONTOUR. The authorized capital stock of Contour consists of 77,265,000 shares of capital stock consisting of 76,000,000 shares of Contour Stock and 1,265,000 shares of Series "A" Convertible Preferred Stock. At December 31, 1995, there were (i) 4,613,841 shares of Contour Stock issued and outstanding, (ii) options and warrants to acquire 1,369,225 shares of Contour Stock issued and outstanding, and (iii) 600,000 shares of Series "A" Convertible Preferred Stock issued and outstanding. All shares of Contour Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. The shares of Contour Stock to be issued in the Merger will be validly issued, fully paid, nonassessable and free of pre-emptive rights.

     SECTION 4.5. INDEMNITY CLAIMS. Contour has not asserted any indemnity claims during the two (2) year period immediately preceding the Effective Date in connection with any business combination to which it was a party.

     SECTION 4.6. FINANCIAL STATEMENTS. The audited consolidated balance sheet of Contour and its subsidiaries as of December 31, 1994 and its consolidated audited statement of operations, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, audited by and accompanied by the report of Contour's independent accountants, and the unaudited consolidated balance sheet of Contour and its subsidiaries as of September 30, 1995 (the "Contour Balance Sheet") and its unaudited consolidated statement of operations, stockholders' equity and cash flows for the nine (9) month period then-ended have been prepared from, and are in accordance with, the books and records of Contour and its subsidiaries and present fairly the consolidated financial position and consolidated results of operations of Contour and its subsidiaries as of the date and for the period indicated, in conformity with generally accepted accounting principles, consistently applied. As of the Closing Date, Contour and its subsidiaries have no material liability or material obligation other than (x) current liabilities and obligations which are recurring in nature and not overdue on their terms, (y) liabilities and obligations reflected and adequately provided for in the Contour Balance Sheet and (z) liabilities and obligations arising in the ordinary course of business of Contour and its subsidiaries since the date of the Contour Balance Sheet.

     SECTION 4.7. LEGAL PROCEEDINGS. There are no suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the Contour Executives (as hereinafter defined), threatened against, relating to or involving Contour or any of its subsidiaries (or any of their officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Contour and its subsidiaries taken as a whole. All pending or threatened suits, actions, claims, proceedings or investigations relating to or involving Contour or any of its subsidiaries (or any of their officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the Contour Balance Sheet in accordance with generally accepted accounting principles. Neither Contour nor any of its subsidiaries is subject to any judgement, decree, injunction, rule or order of any court, and, to the best knowledge of the Contour Executives, neither Contour nor any of its subsidiaries is subject to any governmental restriction applicable to Contour or any such subsidiary, which is reasonably likely (a) to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Contour and its subsidiaries taken as a whole or (b) to cause a material limitation on Contour's ability to operate the business of Contour and its subsidiaries after the Closing.

     SECTION 4.8. SHARES TRADED BY AFFILIATES. To the best knowledge of Contour, since January 1, 1996, no shares of Contour have been purchased or acquired by:

     (i) any person who beneficially owns more than 5% of the outstanding shares of Contour Stock;
     (ii) any officer or director of Contour or officer or director of Retirement Care Associates, Inc.; or
     (iii) any family member of any officer or director described in subsection (ii) hereof.

     SECTION 4.9. DISCLOSURE. No representation, warranty or covenant made by Contour in this Agreement, the Contour Disclosure Letter or the Exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                            ARTICLE 5.
                 CERTAIN COVENANTS AND AGREEMENTS

     SECTION 5.1. NONCOMPETITION AND NONDISCLOSURE. The Shareholder agrees that from the Closing Date until the end of two (2) years after the termination of the Shareholder's employment by the Surviving Corporation or Contour for any reason whatsoever (the "Noncompete Period"), the Shareholder, unless acting in accordance with Contour's prior written consent and except as an employee of, or consultant to or director of, the Surviving Corporation or of Contour, will not (directly or indirectly): (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, or lease, sell or permit to use any real property or interest therein owned by the Shareholder to, any business or enterprise engaged in (or that proposes to engage in) the distribution, design, manufacture, import, sale, sourcing or marketing of medical or surgical supplies of any type or the provision of Part B Medicare billing services anywhere in the states of Tennessee, Alabama, Mississippi, Missouri or Kentucky; or (ii) disclose to anyone, or use or otherwise exploit for the Shareholder's own benefit or for the benefit of anyone other than Contour or AmeriDyne, any Confidential Information (as hereinafter defined). Notwithstanding the foregoing, the provisions of this Section 5.1 shall not be deemed to prohibit the ownership by the Shareholder of not more than five percent (5%) of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934. For purposes hereof, "Confidential Information" means AmeriDyne's customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, market strategies, internal performance statistics and other competitively sensitive information concerning AmeriDyne which is material to AmeriDyne and not generally known by the public, whether or not in written or tangible form.
The Shareholder acknowledges that (i) the provisions of this Section 5.1 are reasonable and necessary to protect the legitimate interest of Contour, (ii) any violation of this Section 5.1 will result in irreparable injury to Contour and AmeriDyne and that damages at law would not be reasonable or adequate compensation to Contour and for a violation of this Section 5.1, and (iii) Contour and AmeriDyne shall be entitled to have the provisions of this Section
5.1 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 5.1. In the event that the provisions of this Section 5.1 should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Notwithstanding the foregoing, the provisions of this Section
5.1 shall become null and void if Contour shall materially breach any of its obligations under this Agreement or AmeriDyne shall materially breach any of its obligations under its employment agreement with the Shareholder referenced in Section 6.5 hereof, and such breach is not cured by Contour or AmeriDyne, as the case may be, within thirty (30) days after receipt of written notice of such breach from the Shareholder.

     SECTION 5.2. NO INTERFERENCE. The Shareholder agrees that, during the Noncompete Period, the Shareholder will not (directly or indirectly): (i) hire or offer employment to any employee of AmeriDyne whose employment is continued by AmeriDyne or Contour after the Closing Date; or (ii) solicit, induce or influence any customer, supplier, lender, lessor or any other person that then has, or at the Closing Date had, a business relationship with Contour or AmeriDyne, to discontinue or otherwise change any such relationships.

     SECTION 5.3. TAX TREATMENT. Contour undertakes and agrees not to take any act, or fail to take any action, which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

                            ARTICLE 6.
                          OTHER MATTERS

     SECTION 6.1. TAX OPINION. At the Closing, AmeriDyne and Contour shall each receive a written opinion of Rogers & Hardin, in form and substance reasonably satisfactory to AmeriDyne and Contour, dated as of the Effective Time, substantially to the effect that, for federal income tax purposes, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time,
(i) the Merger will constitute a tax free reorganization under Section 368(a)(1)(A) of the Code, and (ii) the exchange in the Merger of AmeriDyne Stock for Contour Stock will not give rise to gain or loss to the Shareholder with respect to such exchange (except to the extent of any cash received).

     In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of AmeriDyne, Contour and others.

     SECTION 6.2. OPINION OF AMERIDYNE'S COUNSEL. At the Closing, Contour shall receive an opinion of counsel to AmeriDyne reasonably acceptable to Contour, dated the Closing Date, substantially in the form attached hereto as
Exhibit 6.2.

     SECTION 6.3. MATERIAL CONTRACTS. At the Closing, Contour shall receive consents to assignment of all AmeriDyne Material Contracts or written waivers of the provisions of any AmeriDyne Material Contracts requiring the consents or waivers of third parties as set forth in the AmeriDyne Disclosure Letter, except such required consents and waivers the failure of which to obtain would not in the aggregate have a material adverse effect on the assets, liabilities, results of operations, financial conditions, business or prospects of AmeriDyne following the Effective Time.

     SECTION 6.4. RESIGNATION LETTERS. At the Closing, each of the directors and officers of AmeriDyne shall tender to Contour resignation letters in form and substance reasonably acceptable to Contour, such resignations to be effective immediately following the Closing Date.

     SECTION 6.5. EMPLOYMENT AGREEMENTS. At the Closing, each of Scott L. Lochridge, William Farmer and AmeriDyne shall execute and deliver employment agreements substantially in the forms attached hereto as Exhibit 6.5(i) and
(ii), respectively (the "Employment Agreements").

     SECTION 6.6. REGISTRATION RIGHTS AGREEMENT. At the Closing, the Shareholder and Contour shall execute and deliver a registration rights agreement substantially in the form attached hereto as Exhibit 6.6 (the "Registration Rights Agreement").

     SECTION 6.7. INDEBTEDNESS TO SHAREHOLDER. At the Closing, AmeriDyne shall execute and deliver to the Shareholder its promissory note substantially in the form attached hereto as Exhibit 6.7 in full satisfaction of all indebtedness owed by AmeriDyne to Shareholder as of the date hereof.

                            ARTICLE 7.
                             CLOSING

     The consummation of the transactions contemplated by this Agreement are herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall take place at 10:00 a.m. on March 1, 1996, at a location to be mutually agreed upon by the parties.

                            ARTICLE 8.
                         INDEMNIFICATION

     SECTION 8.1.  DEFINITIONS.  For the purposes of this Article 8:

     (i) "Indemnification Claim" shall mean a claim for indemnification hereunder.

     (ii) "Indemnitees" shall mean (i) with respect to Indemnification Claims asserted under Section 8.2(a), Contour, the Surviving Corporation and their respective agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates (other than the Shareholder), and (ii) with respect to Indemnification Claims asserted under Section 8.2(b), the Shareholder.

     (iii) "Indemnitor" shall mean the Shareholder in connection with Indemnification Claims asserted under Section 8.2(a) and Contour in connection with Indemnification Claims asserted under Section 8.2(b).

     (iv) "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including, without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

     (v) "Third Party Claim" shall mean any claim, suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

     SECTION 8.2.  AGREEMENT OF INDEMNITOR TO INDEMNIFY.

     (a) Subject to the terms and conditions of this Article 8, the Shareholder agrees to indemnify, defend, and hold harmless Indemnitees, and each of them, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Indemnitee and resulting from, based upon, or arising out of:

          (i) the inaccuracy, untruth, or incompleteness of any representation or warranty of AmeriDyne or any Indemnitor contained in or made pursuant to this Agreement, the AmeriDyne Disclosure Letter or in any Exhibit furnished by AmeriDyne or the Indemnitor in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional; or

         (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of AmeriDyne or the Indemnitor made in this Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional.

     (b) Subject to the terms and conditions of this Article 8, Contour agrees to indemnify, defend and hold harmless the Shareholder, from, against, for, and in respect of any and all Losses asserted against, or paid, suffered or incurred by, the Shareholder and resulting from, based upon, or arising out of:

          (i) the inaccuracy, untruth or incompleteness of any representation or warranty of Contour contained in or made pursuant to this Agreement, the Contour Disclosure Letter or in any Exhibit furnished by Contour in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional; or

         (ii) a breach or failure to perform any covenant, undertaking, condition or agreement of Contour made in this Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional.

     SECTION 8.3. PROCEDURES FOR INDEMNIFICATION. The obligations and liabilities of the parties with respect to an Indemnification Claim shall be subject to the following terms and conditions:

          (i) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

         (ii) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 8.4 hereof shall also be observed by the Indemnitee and the Indemnitor.

        (iii) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (iv) hereof.

         (iv) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or otherwise, the Indemnitor shall pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

     SECTION 8.4. THIRD PARTY CLAIMS. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (i) The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor, on behalf of the Indemnitor, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that they may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the immediately preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 8.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

         (ii) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

        (iii) No settlement of a Third Party Claim involving the asserted liability of the Indemnitor under this Article 8 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitor has not responded within five (5) business days of notice of a proposed settlement. If the Indemnitor assumes the defense of such a Third Party Claim, (A) no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee,
               (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and
               (B) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

         (iv) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     SECTION 8.5. OTHER RIGHTS AND REMEDIES NOT AFFECTED. The rights of the Indemnitees under this Article 8 are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise for any misrepresentation, breach of warranty or the failure to fulfill any agreement or covenant hereunder on the part of any Indemnitor, including, without limitation, the right to seek specific performance, recession or restitution, none of which rights or remedies shall be affected or diminished hereby.

     SECTION 8.6. SURVIVAL. Subject to Section 8.7, all representations, warranties and agreements contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     SECTION 8.7. TIME LIMITATIONS. If the Closing occurs, the Indemnitor shall have no liability under Section 8.2, unless on or before the second anniversary of the Closing Date the Indemnitor is given notice asserting an Indemnification Claim with respect thereto; provided, however, that an Indemnification Claim based upon a breach of the representations and warranties of the Indemnitor contained in (i) Sections 3.1 through and including Section 3.5, Section 3.17 and Sections 4.1 through and including 4.5 may be made at any time except as limited by law, (ii) Section 3.12 may be made at any time prior to the expiration of the applicable statute of limitations relative to the liability relating thereto, and (iii) Section 3.18 may be made at any time prior to the fifth anniversary of the Closing Date.

     SECTION 8.8. LIMITATIONS AS TO AMOUNT. The Indemnitor shall have no liability with respect to the matters described in Section 8.2 until the total of all Losses with respect thereto exceeds $10,000 in which event the Indemnitor shall be obligated to indemnify the Indemnitees as provided in this
Article 8 for all such Losses. The limitations set forth in this Section 8.8 shall not apply to any intentional misrepresentation or breach of warranty of any Indemnitor or any intentional failure to perform or comply with any covenant or agreement of any Indemnitor, and the Indemnitor shall be liable for all Losses with respect thereto.

     SECTION 8.9. MAXIMUM LIABILITY. In no event shall the aggregate liability of the Indemnitor under this Article 8 exceed $2,350,000.

     SECTION 8.10. SUBROGATION. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

     SECTION 8.11. PAYMENT. In the event that any Indemnitor is required to make any payment under this Article 8, such party shall promptly pay the Indemnitee the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this
Article 8, the Indemnitor shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 8 and the portion, if any, theretofore paid shall bear interest as provided below. If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnitor shall pay the Indemnitee interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by NationsBank of Georgia, N.A. and publicly announced by such bank as its so-called "prime rate."

                            ARTICLE 9.
                     MISCELLANEOUS PROVISIONS

     SECTION 9.1. NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

     To Contour or Merger Sub or the Surviving Corporation:

     Contour Medical, Inc.
     6000 Lake Forrest Drive
     Suite 200
     Atlanta, Georgia 30328
     Attn:  Chairman of the Board
     Telecopy No.: (404) 255-5789

     with a copy to:

     Rogers & Hardin
     2700 Cain Tower, Peachtree Center
     229 Peachtree Street, N.E.
     Atlanta, Georgia 30303
     Attn:  Steven E. Fox, Esq.
     Telecopy No.: (404) 525-2224

     To the Shareholder:

     Scott F. Lochridge
     39 Garden Drive
     Jackson, Tennessee  38305

     with a copy to:

     Spragins, Barnett, Cobb & Butler
     Elks Building, 110 East Baltimore
     P.O. Box 2004
     Jackson, Tennessee  38302-2004
     Attn:  Larry A. Butler, Esq.
     Telecopy No.:  (901) 424-0562

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

     SECTION 9.2. DISCLOSURE LETTERS AND EXHIBITS. The AmeriDyne Disclosure Letter and the Contour Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     SECTION 9.3. ASSIGNMENT; SUCCESSORS IN INTEREST. No assignment or transfer by Contour, Merger Sub or AmeriDyne of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

     SECTION 9.4. NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     SECTION 9.5. CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the AmeriDyne Disclosure Letter and the Contour Disclosure Letter.

     SECTION 9.6. CONTROLLING LAW; INTEGRATION; AMENDMENT. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without reference to its choice of law rules, and each of Contour, Merger Sub and AmeriDyne hereby consent to personal jurisdiction in any federal or state court in the State of Tennessee. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     SECTION 9.7. AMERIDYNE AND CONTOUR KNOWLEDGE. As used in this Agreement, the terms "the best knowledge of the AmeriDyne Executives," "known to the AmeriDyne Executives" or words of similar import used herein with respect to the AmeriDyne shall mean the actual knowledge of the AmeriDyne Executives, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "AmeriDyne Executives" shall consist of Messrs. Scott F. Lochridge and William Farmer. As used in this Agreement, the terms "the best knowledge of the Contour Executives," "known to the Contour Executives" or words of similar import used herein with respect to Contour shall mean the actual knowledge of the Contour Executives, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand. The "Contour Executives" shall consist of Messrs. Christopher F. Brogdon and Gerald J. Flanagan. None of the AmeriDyne Executives or Contour Executives shall have any personal liability or obligation hereunder for breaches by any of the AmeriDyne, Contour or Merger Sub of any of their respective representations, warranties, covenants or agreements hereunder.

     SECTION 9.8. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     SECTION 9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     SECTION 9.10. ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     SECTION 9.11. FEES AND EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that the Shareholder shall be entitled to be reimbursed by AmeriDyne for all such fees, costs and expenses reasonably incurred by him.

     IN WITNESS WHEREOF, the Shareholder has duly executed and delivered this Agreement, and each of the other parties hereto has caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.

                                 SHAREHOLDER:

                                 /s/ Scott F. Lochridge     (SEAL)
                                 SCOTT F. LOCHRIDGE


                                 CONTOUR MEDICAL, INC.

                                 By:/s/ Gerald J. Flanagan
                                    Gerald J. Flanagan
                                    Its President


                                 CONTOUR MERGER SUB, INC.

                                 By: /s/ Scott F. Lochridge
                                     Scott F. Lochridge
                                     Its President


                                 AMERIDYNE CORPORATION

                                 By: /s/ Scott F. Lochridge
                                     Scott F. Lochridge
                                     Its President

                                                              ---------------
                                                               EXHIBIT 6.2

              FORM OF OPINION OF AMERIDYNE'S COUNSEL

          1. AmeriDyne is validly organized, existing, in good standing and authorized to do business in its state of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as currently conducted and is duly qualified to do business in each other state in which the failure to so qualify would have a material adverse effect on its operations in such state.

          2. The Shareholder and AmeriDyne have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          3. The officers of AmeriDyne who have executed this Agreement have the authority to so execute this Agreement on behalf of AmeriDyne.

          4. The Shareholder and AmeriDyne have taken all requisite action to authorize, approve and carry out this Agreement and the transactions on the part of the Shareholder contemplated hereby, and this Agreement constitutes a legal, valid and binding agreement of the Shareholder and AmeriDyne enforceable against each of them in accordance with its terms, except that no opinion is expressed as to Sections 5.1 and 5.2 hereof and except as such enforcement may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, and other laws and legal and equitable principles of general application affecting the rights or remedies of creditors, and (B) the fact that specific performance and other equitable remedies provided therein are discretionary with the courts and may not be enforceable.

          5. The execution, delivery and performance of this Agreement by the Shareholder and AmeriDyne and the consummation of the transactions on the part of the Shareholder and AmeriDyne contemplated by this Agreement will not result in any breach, violation, default or acceleration of the obligations of the Shareholder or AmeriDyne under any judgment, decree, order, lease, license, contract or other agreement which is applicable to the Shareholder or AmeriDyne and of which such counsel is aware following due inquiry.

          6. The consummation of the transactions on the part of the Shareholder or AmeriDyne contemplated by this Agreement does not require the consent, approval, authorization or order, giving of notice to, or the registration with, any court or any Federal, state, or other governmental authority, agency or instrumentality or any other person of which such counsel is aware following due inquiry.

          7. To the best of such counsel's knowledge after due inquiry, (A) no action or proceeding against the Shareholder or AmeriDyne is pending before any court, or before or by any governmental body, to restrain, prohibit, invalidate or obtain damages with respect to or otherwise question or attack the transactions contemplated by this Agreement, and (B) the Shareholder is not involved in any litigation which might have an adverse effect on AmeriDyne.

          8. AmeriDyne's authorized capital stock consists of 1,000 shares of common stock, no par value, of which 510 shares are outstanding, all of which have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially by the Shareholder.

                                                             ----------------
                                                              EXHIBIT 6.5(i)

                       EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of March 1, 1996, between and among SCOTT F. LOCHRIDGE, a resident of the State of Tennessee ("Employee"), and AMERIDYNE CORPORATION, a Tennessee corporation ("Company").

                       W I T N E S S E T H:

     WHEREAS, execution of this Agreement is a condition of closing under that certain Agreement and Plan of Merger dated as of March 1, 1996 (the "Merger Agreement"), whereby Contour Merger Sub, Inc., a wholly-owned subsidiary of Contour Medical, Inc. ("Contour"), will be merged with and into the Company (the "Merger");

     WHEREAS, Contour intends to continue to carry on the business of the Company and its subsidiaries after the Merger;

     WHEREAS, the covenants and agreements of Employee herein are made as an inducement to the Merger; and

     WHEREAS, the Company and Employee each desire to enter into this Agreement, pursuant to which the Company will employ the Employee on the terms and conditions hereinafter set forth, and to make certain other agreements;

     NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.EMPLOYMENT.

     1.1 GENERAL EMPLOYMENT. Subject to the terms hereof, the Company hereby employs Employee, and Employee hereby accepts such employment. Employee will devote his full business time and best efforts to rendering services on behalf of the Company.

SECTION 2.POSITION.  Employee will serve as an officer of the Company.

SECTION 3.TERM.

     3.1 INITIAL TERM. The employment of Employee hereunder will commence on the date hereof (the "Effective Date") and will continue until the earlier of:

          (a) the second anniversary of the Effective Date (the "Anniversary Date"); or

          (b) the occurrence of any of the following events:

               (i) the death or total disability of Employee (total disability meaning the failure of Employee to perform his normal required services hereunder at his office for a period of three (3) consecutive months, by reason of Employee's mental or physical disability as so determined by a licensed physician selected by the Company reasonably satisfactory to Employee);

               (ii) the mutual written agreement of the parties hereto to terminate Employee's employment hereunder;

               (iii) the Company's termination of Employee's employment hereunder, upon thirty (30) days' prior written notice to Employee, for "good cause"; or

               (iv) the Employee's termination of employment hereunder upon sixty (60) days' prior written notice.

          (c) For the purposes of this Section, "good cause" for termination of Employee's employment will exist:

               (i) if Employee is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony;

               (ii) if, in the sole determination of the Board of Directors of the Company ("Board"), Employee has engaged in conduct or activities materially damaging to the business of the Company (it being understood, however, that neither conduct nor activities pursuant to Employee's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Employee will be a ground for such a determination by the Board); or

               (iii) if Employee has failed without reasonable cause to devote his full business time and best efforts to the business of the Company and, after notice from the Company of such failure, Employee at any time thereafter again so fails.

SECTION 4.COMPENSATION AND BENEFITS.

     4.1 SALARY. For his employment hereunder, the Company will pay Employee a salary at the annual rate of (i) One Hundred Fifty Thousand Dollars ($150,000) during the first twelve (12) months of the term hereof and (ii) One Hundred Sixty-Five Thousand Dollars ($165,000) during second twelve (12) months of the term hereof, payable bi-weekly in accordance with the payroll payment practices from time to time adopted by the Company.

     4.2 PARTICIPATION IN BONUS PLAN. During the term of this Agreement, Employee shall be eligible to participate in an annual performance-based bonus plan to be agreed upon between the Company and the Employee each year of the term hereof, but whose criteria is generally based upon the achievement of certain operating profit, net revenue and receivables management goals, among others, that may be mutually determined by the Company and the Employee, with such plan providing the opportunity for the Employee to earn up to thirty percent (30%) of his annual salary as additional compensation.

     4.3 PARTICIPATION IN STOCK OPTION PLAN. During the term of this Agreement, the Employee shall be eligible to participate in the 1996 Non-Qualified Stock Option Plan of Contour on the terms and subject to the conditions under which participation in such plan is made available to eligible employees of Contour and its subsidiaries.

     4.4  INSURANCE.

          (a) LIFE AND OTHER INSURANCE. The Company will, at its expense, provide or arrange for and keep in effect, during the term of Employee's employment hereunder, so long as he is insurable, (i) a term life insurance policy in the amount of $500,000, the beneficiary of which shall be named by Employee, and (ii) such group term life insurance, accidental death and dismemberment insurance and long term disability insurance, or their equivalents, as is provided from time to time for executives of the Company holding positions and responsibilities comparable to those of Employee.

          (b) MEDICAL INSURANCE. During the term of Employee's employment hereunder, the Company will, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for Employee and his family, to the same extent as is provided from time to time for executives of the Company holding positions and responsibilities comparable to those of Employee.

     4.5 VACATION. Employee will be entitled to the same number of days of paid vacation during each year of his employment hereunder as is allowed to other executives of the Company holding positions and responsibilities comparable to those of Employee.

     4.6 CAR ALLOWANCE. During the term of the Employee's employment hereunder, the Company will pay Employee a monthly car allowance of $500 to be applied to those expenses related to the Employee's primary automobile during business hours.

     4.7 OUT-OF-POCKET EXPENSES. The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his duties hereunder upon presentation of appropriate vouchers therefor.

SECTION 5.MISCELLANEOUS.

     5.1 BINDING EFFECT. This Agreement will inure to the benefit of and will be binding upon Employee, his executor, administrator, heirs, personal representatives and assigns, and upon the Company and its successors and assigns; provided, however, that the obligations and duties of Employee may not be assigned or delegated.

     5.2 GOVERNING LAW. This Agreement will be deemed to be made in, and in all respects will be interpreted, construed and governed by and in accordance with, the laws of the State of Tennessee without giving effect to principles of conflicts of laws.

     5.3 INVALID PROVISIONS. The parties herein hereby agree that the agreements, provisions and covenants contained in this Agreement are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision and covenant constitutes an enforceable obligation between the Company and Employee. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement will affect the other agreements, provisions or covenants hereof, and this Agreement will remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

     5.4 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     5.5 NOTICES. All communications provided for hereunder will be in writing and will be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

                    If to Employee, addressed to:

                    Scott F. Lochridge
                    39 Garden Drive
                    Jackson, Tennessee  38305

                    If to the Company, addressed to:

                    AmeriDyne Corporation
                    6000 Lake Forrest Drive
                    Suite 200
                    Atlanta, Georgia  30328
                    Attn:  Chairman of the Board

or at such other place or places or to such other person or persons as will be designated in writing by the parties hereto in the manner provided above for notices.

     5.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     5.7 WAIVER OF BREACH. The waiver by the Company of a breach of any provision, agreement or covenant of this Agreement by Employee will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by Employee.

     5.8 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

     5.9 RIGHT TO SET OFF. The Company will have the right to set off against or to deduct from any payments to be made to Employee hereunder any amounts claimed by the Company to be owed to it by Employee, or to withhold the making of any such payment based upon any such claimed indebtedness, whether such claim or indebtedness arises hereunder or otherwise; provided, however, that this Section 5.9 does not constitute a waiver or limitation of any right of garnishment or any other legal remedy (other than a right of set off or self help) available to the Company against Employee pursuant to court order.

     IN WITNESS WHEREOF, Employee has set his hand and seal, and the Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all on the day and year first written above.

                                   ________________________(SEAL)
                                   SCOTT F. LOCHRIDGE


                                   AMERIDYNE CORPORATION

                                   By:______________________________
                                      Its:__________________________

                                                              ---------------
                                                              EXHIBIT 6.5(ii)
                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of March 1, 1996, between and among WILLIAM FARMER, a resident of the State of Tennessee ("Employee"), and AMERIDYNE CORPORATION, a Tennessee corporation ("Company").

                       W I T N E S S E T H:

     WHEREAS, execution of this Agreement is a condition of closing under that certain Agreement and Plan of Merger dated as of March 1, 1996 (the "Merger Agreement"), whereby Contour Merger Sub, Inc., a wholly-owned subsidiary of Contour Medical, Inc. ("Contour"), will be merged with and into the Company (the "Merger");

     WHEREAS, Contour intends to continue to carry on the business of the Company and its subsidiaries after the Merger;

     WHEREAS, the covenants and agreements of Employee herein are made as an inducement to the Merger; and

     WHEREAS, the Company and Employee each desire to enter into this Agreement, pursuant to which the Company will employ the Employee on the terms and conditions hereinafter set forth, and to make certain other agreements;

     NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.EMPLOYMENT.

     1.1 GENERAL EMPLOYMENT. Subject to the terms hereof, the Company hereby employs Employee, and Employee hereby accepts such employment. Employee will devote his full business time and best efforts to rendering services on behalf of the Company.

SECTION 2.POSITION.  Employee will serve as an officer of the Company.

SECTION 3.TERM.

     3.1 INITIAL TERM. The employment of Employee hereunder will commence on the date hereof (the "Effective Date") and will continue until the earlier of:

          (a) the third anniversary of the Effective Date (the "Anniversary Date"); or

          (b) the occurrence of any of the following events:

               (i) the death or total disability of Employee (total disability meaning the failure of Employee to perform his normal required services hereunder at his office for a period of three (3) consecutive months, by reason of Employee's mental or physical disability as so determined by a licensed physician selected by the Company reasonably satisfactory to Employee);

               (ii) the mutual written agreement of the parties hereto to terminate Employee's employment hereunder;

               (iii) the Company's termination of Employee's employment hereunder, upon thirty (30) days' prior written notice to Employee, for "good cause"; or

               (iv) the Employee's termination of employment hereunder upon sixty (60) days' prior written notice.

          (c) For the purposes of this Section, "good cause" for termination of Employee's employment will exist:

               (i) if Employee is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony;

               (ii) if, in the sole determination of the Board of Directors of the Company ("Board"), Employee has engaged in conduct or activities materially damaging to the business of the Company (it being understood, however, that neither conduct nor activities pursuant to Employee's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Employee will be a ground for such a determination by the Board); or

               (iii) if Employee has failed without reasonable cause to devote his full business time and best efforts to the business of the Company and, after notice from the Company of such failure, Employee at any time thereafter again so fails.

SECTION 4.COMPENSATION AND BENEFITS.

     4.1 SALARY. For the term of his employment hereunder, the Company will pay Employee a salary at the annual rate of (i) Seventy-Five Thousand Dollars ($75,000) during the first twelve (12) months of the term hereof, (ii) Eighty Thousand Two Hundred Fifty Dollars ($80,250) during the second twelve months of the term hereof, and (iii) Eighty Five Thousand and Eight Hundred Seventy Five Dollars ($85,875) during the final twelve (12) months of the term hereof, payable bi-weekly in accordance with the payroll payment practices from time to time adopted by the Company.

     4.2 BONUS. Upon execution of this Agreement by Employee and the Company, the Company shall pay Employee a bonus of Fifty Thousand Dollars ($50,000).

     4.3 PARTICIPATION IN STOCK OPTION PLAN. During the term of this Agreement, the Employee shall be eligible to participate in the 1996 Non-Qualified Stock Option Plan of Contour on the terms and subject to the conditions under which participation in such plan is made available to eligible employees of Contour and its subsidiaries.

     4.4  INSURANCE.

          (a) LIFE AND OTHER INSURANCE. The Company will, at its expense, provide or arrange for and keep in effect, during the term of Employee's employment hereunder, so long as he is insurable, (i) a whole life insurance policy in the amount of $300,000, the beneficiary of which shall be named by Employee, and (ii) such group term life insurance, accidental death and dismemberment insurance and long term disability insurance, or their equivalents, as is provided from time to time for executives of the Company holding positions and responsibilities comparable to those of Employee.

          (b) MEDICAL INSURANCE. During the term of Employee's employment hereunder, the Company will, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for Employee and his family, to the same extent as is provided from time to time for executives of the Company holding positions and responsibilities comparable to those of Employee.

     4.5 VACATION. Employee will be entitled to the same number of days of paid vacation during each year of his employment hereunder as is allowed to other executives of the Company holding positions and responsibilities comparable to those of Employee.

     4.6 OUT-OF-POCKET EXPENSES. The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his duties hereunder upon presentation of appropriate vouchers therefor.

SECTION 5.RESTRICTIVE COVENANTS.

     5.1 NONCOMPETITION AND NONDISCLOSURE. Employee agrees that, from the date hereof until the end of two (2) years after the termination of Employee's employment with the Company for any reason whatsoever (the "Noncompete Period"), Employee, unless acting in accordance with the Company's prior written consent and except as an employee of, or consultant to or director of, the Company, will not (directly or indirectly): (i) own, manage, operate, joint, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representatives, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, or lease, sell or permit to use any real property or interest therein owned by Employee to, any Person (as hereafter defined) engaged in (or that proposes to engage in) the business of the distribution of medical and surgical supplies or the provision of Part B Medicare billing services anywhere in the states of Tennessee, Alabama, Missouri or Kentucky; or (ii) disclose to anyone, or use or otherwise exploit for Employee's own benefit or for the benefit of anyone other than the Company or Contour, any Confidential Information (as hereinafter defined). Notwithstanding the foregoing, the provisions of this Section 5.6 shall not be deemed to prohibit the ownership by Employee of not more than five percent (5%) of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). For purposes hereof, "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any other syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act. For purposes hereof, "Confidential Information" means the marketing arrangements, business plans, projections, financial information, training manuals, market strategies, internal performance statistics and other competitively sensitive information concerning the Company or its subsidiaries which is material to the Company or any such subsidiary and not generally known by the public, whether or not in written or tangible form. Employee acknowledges that (i) he has intimate knowledge of the business of the Company and its subsidiaries which, if exploited by him, in contravention of this Agreement, would seriously adversely and irreparably affect the value of the Company to Contour and the ability of Contour to continue to operate the Company and its subsidiaries after the Merger, (ii) the provisions of this Section 5.1 are reasonable and necessary to protect the legitimate interest of Contour and the business and goodwill of the Company and its subsidiaries acquired by it hereby, (iii) any violation of this Section 5.1 will result in irreparable injury to Contour and the company and that damages at law would not be reasonable or adequate compensation to the Buyer and for a violation of this Section 5.1, and (iv) Contour and the Company shall be entitled to have the provisions of this
Section 5.1 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation. In the event that the provisions of this Section 5.1 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

     5.2 NO INTERFERENCE. Employee agrees that, during the Noncompete Period, Employer will not (directly or indirectly): (i) hire or offer employment to any employee of the Company or any of its subsidiaries whose employment is continued by the Company or Contour or any such subsidiary after the Merger; or (ii) solicit, induce or influence any customer, supplier, lender, lessor or any other Person that then has, or at the Effective Date had, a business relationship with Contour or any of its subsidiaries or the Company or any of its subsidiaries, to discontinue or otherwise change any such relationship.

SECTION 6.MISCELLANEOUS.

     6.1 BINDING EFFECT. This Agreement will inure to the benefit of and will be binding upon Employee, his executor, administrator, heirs, personal representatives and assigns, and upon the Company and its successors and assigns; provided, however, that the obligations and duties of Employee may not be assigned or delegated.

     6.2 GOVERNING LAW. This Agreement will be deemed to be made in, and in all respects will be interpreted, construed and governed by and in accordance with, the laws of the State of Tennessee without giving effect to principles of conflicts of laws.

     6.3 INVALID PROVISIONS. The parties herein hereby agree that the agreements, provisions and covenants contained in this Agreement are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that each such agreement, provision and covenant constitutes an enforceable obligation between the Company and Employee. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any agreement, provision or covenant of this Agreement will affect the other agreements, provisions or covenants hereof, and this Agreement will remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

     6.4 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     6.5 NOTICES. All communications provided for hereunder will be in writing and will be deemed to be given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

               If to Employee, addressed to:

               William Farmer
               9 Mockingbird Cove
               Jackson, Tennessee  38305

               If to the Company, addressed to:

               AmeriDyne Corporation
               6000 Lake Forrest Drive
               Suite 200
               Atlanta, Georgia  30328
               Attn:  Chairman of the Board

or at such other place or places or to such other person or persons as will be designated in writing by the parties hereto in the manner provided above for notices.

     6.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     6.7 WAIVER OF BREACH. The waiver by the Company of a breach of any provision, agreement or covenant of this Agreement by Employee will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by Employee.

     6.8 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

     6.9 RIGHT TO SET OFF. The Company will have the right to set off against or to deduct from any payments to be made to Employee hereunder any amounts claimed by the Company to be owed to it by Employee, or to withhold the making of any such payment based upon any such claimed indebtedness, whether such claim or indebtedness arises hereunder or otherwise; provided, however, that this Section 6.9 does not constitute a waiver or limitation of any right of garnishment or any other legal remedy (other than a right of set off or self help) available to the Company against Employee pursuant to court order.

     IN WITNESS WHEREOF, Employee has set his hand and seal, and the Company has caused this Agreement to be duly executed by its duly authorized officers, and the parties have caused this Agreement to be delivered, all on the day and year first written above.

                                   ________________________(SEAL)
                                   WILLIAM FARMER


                                   AMERIDYNE CORPORATION


                                   By:______________________________
                                      Its:__________________________

                                                              ---------------
                                                                 EXHIBIT 6.6

                      CONTOUR MEDICAL, INC.

                  REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of March 1, 1996, by and among CONTOUR MEDICAL, INC., a Nevada corporation (the "Company"), and SCOTT F. LOCHRIDGE, an individual resident of the State of Tennessee (the "Seller").

     IN CONSIDERATION of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1.  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS

    1.1 CERTAIN DEFINITIONS. Any capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Merger Agreement dated as of March 1, 1996, to which the Company and Seller are each a party (the "Merger Agreement"). In addition, the following terms shall have the meanings set forth below:

         (a) "Holder" shall mean any Seller who holds Registrable Securities and any holder of Registrable Securities to whom the rights conferred by this Agreement have been transferred in compliance with Section 1.2 hereof.

         (b) "Other Stockholders" shall mean persons who, by virtue of agreements with the Company other than this Agreement, are entitled to include their securities in certain registrations hereunder.

         (c) "Registrable Securities" shall mean shares of Contour Stock issued to the Seller pursuant to the Merger Agreement, provided that Registrable Securities shall not include any shares of Contour Stock which have previously been registered or which have been sold to the public or which have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

         (d) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.

         (e) "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses, (ii) fees and disbursements of counsel for the Holders,
(iii) the compensation of regular employees of the Company, which shall be paid in any event by the Company, and (iv) blue sky fees and expenses incurred in connection with the registration or qualification of any Registrable Securities in any state, province or other jurisdiction in a registration pursuant to Section 1.3 hereof to the extent that the Company shall otherwise be making no offers or sales in such state, province or other jurisdiction in connection with such registration.

         (f) "Restricted Securities" shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(c) hereof.

         (g) "Rule 144" shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

         (h) "Rule 145" shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

         (i) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

    1.2  RESTRICTIONS ON TRANSFER.

         (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.2 (unless waived by the Company) and (A) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act, it being understood that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances. Notwithstanding the provisions of subparts (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with partnership interests, or (B) to the Holder's family member or a trust for the benefit of an individual Holder or one or more of his family members, provided the transferee will be subject to the terms of this Section
1.2 to the same extent as if he were an original Holder hereunder.

         (b) Notwithstanding the provisions of paragraph (a) above, Holder agrees that, while any registration statement filed hereunder shall be effective, the amount of Contour Stock sold thereunder, during any three month period, will not exceed the greater of (i) one percent (1%) of the shares of Contour Stock outstanding as shown by the most recent report or statement published by Contour, or (ii) the average weekly reported volume of trading in Contour Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four (4) calendar weeks preceding the date of execution of such sale.

         (c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

         THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED
         UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

         (d) The Company shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of in compliance with the Securities Act without registration, qualification or legend.

         (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal or if the Holder shall request such removal and shall have obtained and delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legend and/or stop-transfer instructions are no longer required pursuant to applicable state securities laws.

    1.3 COMPANY REGISTRATION. The Company agrees to file with the SEC within ninety (90) days of the date hereof a registration statement on any form which would permit the registration of the Registrable Securities for sale under the Securities Act, and the Company will use is best efforts to cause such registration statement to be declared effective.

    1.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 1.3 hereof shall be borne by the Company. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

    1.5 REGISTRATION PROCEDURES. In the case of the registration statement filed by the Company pursuant to Section 1.3 hereof, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

         (a) keep such registration effective until the second anniversary of the Closing Date or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

         (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

         (c) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

         (d) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; provided, however, the Company shall not be obligated to prepare and furnish any such prospectus supplements or amendments relating to any material nonpublic information at any such time as the Board of Directors of the Company has determined that, for good business reasons, the disclosure of such material nonpublic information at that time is contrary to the best interests of the Company in the circumstances and is not otherwise required under applicable law (including applicable securities laws);

          (e) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange and/or included in any national quotation system on which similar securities issued by the Company are then listed or included;

          (f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

          (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

    1.6  INDEMNIFICATION.

          (a) The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company or relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

          (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of
Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and (ii) that in no event shall any indemnity under this Section 1.6 exceed the gross proceeds from the offering received by such Holder.

         (c) Each party entitled to indemnification under this Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

         (d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the conduct, statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

         (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Indemnifying Party and the Indemnified Party in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     1.7 INFORMATION BY HOLDER. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Agreement.

     1.8 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

     1.9 TRANSFER OR ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted to a Holder by the Company under this Agreement may be transferred or assigned by a Holder only to a transferee or assignee of not less than ______________ shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like), provided that the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and, provided further, that the transferee or assignee of such rights assumes the obligations of such Holder under this Agreement.

    1.10 ALLOCATION OF REGISTRATION OPPORTUNITIES. In any circumstance in which all of the Registrable Securities and other shares of the Company with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares held by such Holders and Other Stockholders; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, the remaining portion of his allocation shall be reallocated among those requesting Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and Other Stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated.

    1.11 DELAY OF REGISTRATION. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

     2.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Seller as follows:

         (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Company, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

         (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

    2.2 REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Company as follows:

         (a) The execution, delivery and performance of this Agreement by the Seller will not violate any provision of law, any order of any court or any agency or government, or any provision of any material indenture or agreement or other instrument to which he or any of his properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Seller.

         (b) This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

3.  MISCELLANEOUS

    3.1 LOCKUP AGREEMENT. In consideration for the Company's agreeing to its obligations under this Agreement, each Holder agrees that upon prior notice by the Company to such Holder and effective upon the request of the underwriters managing a public offering for sale by the Company of its securities, such Holder shall be obligated for the lesser of 120 days or the length of time the Company has agreed to be bound not to sell, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration and other than to any transferee which agrees to be bound by this Section 3.1) without the prior written consent of such underwriters.

    3.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Tennessee, as if entered into by and between Tennessee residents exclusively for performance entirely within Tennessee.

    3.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

    3.4 ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Holders of at least fifty-one percent (51%) of the Registrable Securities and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder.

    3.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the stock records of the Company or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at 6000 Lake Forrest Drive, Suite 200, Atlanta, Georgia 30328, or at such other address as the Company shall have furnished to each holder in writing. All such notices and other written communications shall be effective on the date of mailing or delivery.

    3.6 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

    3.7 RIGHTS; SEVERABILITY. Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    3.8 INFORMATION CONFIDENTIAL. Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

    3.9 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    3.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement or have caused this Agreement to be duly executed under seal on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

                                  CONTOUR MEDICAL, INC.


                                  By:______________________________
                                     Its:__________________________


                                  SELLER:


                                  ______________________________(SEAL)
                                  SCOTT F. LOCHRIDGE

                                                               --------------
                                                                 EXHIBIT 6.7

                        PROMISSORY NOTE

$176,419.00                                                  March 1, 1996

     For value received, the undersigned, AMERIDYNE CORPORATION, a Tennessee corporation ("Maker"), hereby promises to pay to the order of SCOTT F. LOCHRIDGE, an individual ("Holder"), at such place as Holder may designate, in lawful money of the United States of America, the principal sum of $176,419.00, plus interest thereon at the rate of ten percent (10%) per annum, in thirty-six (36) equal monthly installments of $5,692.55 each, payable on the first day of each consecutive month beginning April 1, 1996.

     If the date of payment of this Note falls on a Saturday, Sunday or public holiday under the laws of the State of Tennessee, such payment date shall be extended to the next business day.

     The occurrence and continuation of any one of the following events ("Event of Default") shall constitute a default hereunder: (i) Maker fails promptly to pay any principal hereof or accrued and unpaid interest hereunder on demand by Payee; (ii) Maker makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions a court for the appointment of a receiver or trustee for him or any substantial part of his property, commences any proceeding relating to Maker under any arrangement or debt readjustment law or statute of any jurisdiction whether now or hereafter in effect, or there is commenced against Maker any such proceeding which is not dismissed within sixty (60) days following the commencement thereof; or (iii) Maker by any act indicates consent to, approval of or acquiescence in any such proceeding or the appointment of a receiver or trustee for Maker or any substantial part of Maker's property, or suffers any such receivership or trusteeship to continue for at least sixty (60) days.

     If an Event of Default shall occur hereunder and be continuing for ten
(10) days after receiving notice hereunder from Holder, then, at the option of Holder, Holder may, by written notice to Maker, declare this Note to be due and payable in full, whereupon the same shall become forthwith due and payable without presentment, demand, protest or other notice of any kind. The rights, remedies, powers and privileges provided for herein are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     If this Note is not paid in accordance with the terms hereof, Maker promises to pay all costs of collection, including, but not limited to, reasonable attorneys' fees.

     Maker at any time or from time to time may prepay all or any portion of the outstanding principal balance of this Note (together with accrued interest thereon through the date of such prepayment) without penalty or premium.

     Maker expressly waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and all other notices of any kind. To the fullest extent permitted by law, the defense of the statute of limitations in any action on this Note is waived by the undersigned.

     This Note has been executed and delivered in the State of Tennessee and is to be governed by and construed according to the laws thereof without giving effect to any principles of conflicts of laws, except to the extent that such laws are preempted by federal law.

     No single or partial exercise of any power hereunder shall preclude other or further exercise thereof or the exercise of any other power. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. Acceptance of any sum by Holder that is less than full payment shall not be construed as a waiver of any default in the payment of this Note.

     This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns.

     This Note may not be changed orally, but only by an instrument in writing executed by Maker and Holder.

     All agreements between Maker and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law that a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances Holder shall ever receive as interest an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

     Where the context so requires, the singular shall be construed to include the plural and the plural the singular.

     IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed and delivered as of the date first set forth above.

                                   AMERIDYNE CORPORATION


                                    By:---------------------------------------

                                   Its:--------------------------------------